Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT:	Ed Markey
330-796-8801

FOR IMMEDIATE RELEASE

Hera Kitwan Siu Elected to Goodyear Board

AKRON, Ohio, Dec. 9, 2019 – Hera Kitwan Siu, chief executive officer, Greater China, for Cisco Systems, Inc., has been elected to the board of directors of The Goodyear Tire & Rubber Company.

“We are pleased to welcome Hera Siu to the Goodyear Board of Directors,” said Goodyear Chairman, Chief Executive Officer and President Richard J. Kramer. “Hera is a dynamic and transformative leader who has spent her career breaking new ground, launching innovative go-to-market strategies and growing companies. As we continue to position Goodyear as a leader in the future of mobility, her extensive technology background and deep knowledge of the China marketplace will be extremely valuable to the company and its shareholders.”

Since 2017, Siu, 59, has served as chief executive officer, Greater China, for Cisco Systems, a global technology leader that designs, manufactures, and sells internet protocol-based networking and other products related to the communications and information technology industry. She joined Cisco in 2016 as the chief operating officer for the company’s business in China.

In addition to her work at Cisco, Siu has a long and successful career of leadership in fields that include technology, telecommunications, enterprise software and education. From 2014 to 2016, she served as the senior vice president and managing director, Greater China, for Pearson, LLC, a global education company that leverages technology to enhance teaching and learning. Before that, Siu served four years at SAP, the global software and data processing firm, first as senior vice president, then president, of the company’s business in China and Hong Kong and later as senior vice president of e-commerce.

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Beginning in 1988, Siu held positions of increasing responsibility and leadership for companies including Nortel, Inc., Hong Kong Telecom, Ltd., Computer Associates, Inc., and Nokia Telecommunications, Ltd.

Born in Shanghai, Siu finished high school in Hong Kong and earned her bachelor’s degree in finance and her MBA from the University of Nevada. She is a member of the board of directors for The Learning Lab and the Hong Kong Applied Science and Technology Research Institute.

About The Goodyear Tire & Rubber Company

Goodyear is one of the world’s largest tire companies. It employs about 64,000 people and manufactures its products in 47 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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